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                                  EXHIBIT 11



Environmental Power Corporation
Computation of Loss Per Share
September 30, 1995

FOR THE THREE MONTHS ENDED SEPTEMBER 30, 1995 :
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
Weighted average number
of shares outstanding                            10,662,179

Net loss                                       $(1,033,075)
                                               =============

Loss per share - primary and fully diluted     $       (.10)
                                               =============



FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1995 :
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Weighted average number
of shares outstanding                            10,653,095

Net loss                                       $(4,065,563)
                                               =============

Loss per share - primary and fully diluted     $       (.38)
                                               =============
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